Exhibit 10.18

December 16, 2016

Mr. George Zoghbi
Dear George:
I am very pleased to confirm your continued role as Chief Operating Officer, U.S. Commercial Business, of the Kraft Heinz Company (the “Company”), effective as of the date hereof (the “Effective Date”). You will continue to report directly to me, the Chief Executive Officer of the Company. This letter sets forth the terms and conditions of the offer (the “2016 Offer Letter”).
Annual Base Salary
You will continue to be paid a base salary at the rate of $850,000 per annum, payable in periodic installments according to the Company’s normal payroll practice (as adjusted from time to time, the “Annual Base Salary”). Your Annual Base Salary will be subject to periodic review by the Company, and may be increased, but not decreased, below its then current level.
Annual Incentive Bonus
Nothing in this 2016 Offer Letter will affect your 2016 Special Incentive Bonus or Retention Bonus payable under the terms of your offer letter executed in July 2015.
For the 2017 fiscal year, and as long as you remain a full-time employee of the Company, your target annual incentive award opportunity under the Company’s Performance Bonus Plan will be equal to 200% of your Annual Base Salary (and your maximum bonus multiplier will be capped at 130% of your target annual incentive award opportunity). The actual amount you will receive may be lower or higher than your target annual incentive award opportunity depending on your individual performance and the performance of the Company.

THE KRAFT HEINZ COMPANY, 200 E. RANDOLPH STREET, CHICAGO, IL 60601                  1

Equity Incentives
On January 1, 2017, subject to your continued full-time employment with the Company on such date, you will receive a long-term incentive grant that includes restricted stock units (RSUs) and performance shares pursuant the Company’s 2016 Omnibus Incentive Plan with the following values:

Vehicle and Value	Description
Restricted Stock Units $3,000,000 nominal value, with number of shares based on average of daily closing prices on each trading day in December 2016 (rounded up or down to the nearest whole share)	RSUs with a time based three-year cliff vest, which will vest on December 31, 2019, subject to your continued service with the Company through such date (unless otherwise set forth herein).
Performance Shares $7,000,000 nominal value, with number of shares based on average of daily closing prices on each trading day in December 2016 (rounded up or down to the nearest whole share)
Performance Shares with a time-based three-year cliff vest, subject to your continued service with the Company through December 31, 2019 (unless otherwise set forth herein) and the Compensation Committee’s certification of achievement relative to the following targets and thresholds:
50% ($3,500,000 of nominal value) based on US Sales Growth
50% ($3,500,000 of nominal value) based on US EBITDA Growth

If your employment is terminated by the Company without Cause or due to death or Disability (as such terms are defined below) and you do not transition to another role with the Company, your RSUs and Performance Shares granted under this 2016 Offer Letter will be accelerated on a per-year pro-rata basis based on the number of years (or partial years) that you worked under this 2016 Offer Letter. For example, if your employment is terminated by the Company without Cause at any time between January 1 and December 31, 2018, two full years of your RSUs and Performance Shares granted under this 2016 Offer Letter would be accelerated.

In the case of the Performance Shares, the performance period will be shortened so that the final year of the performance period is the respective Strat Plan year that your employment terminates. In other words, if your employment ends by a termination without Cause or due to death or Disability at any point during a year, you will receive vesting credit for that entire year, and that Strat Plan year will be the final performance year for purposes of the Performance Shares (instead of 2019). If your employment is terminated without Cause and your last work day is December 31, the Performance Shares will be valued by comparing the Strat Plan results to actual performance for that year. If such a no-Cause termination happens and your last work day is any other day of the year, the Performance Shares will be valued by comparing the Strat Plan results for the year your employment ends to the annual budget for that year. In the event of any such accelerated vesting, unless otherwise set forth herein (or in the Noncompetition and Nonsolicitation Agreement referenced below), the Equity Incentives will be settled as soon as possible and no later than 30 days following the applicable vesting date.

If your employment is terminated without Cause or due to death or Disability (as such terms are defined below) and you do not transition to another role with the Company, any other outstanding stock options, RSUs, or Performance Shares you hold at the time of such a termination (i.e., any other equity-based awards other than those granted under this 2016 Offer Letter, including awards under your July 2015 offer letter) would also be accelerated on a per-year pro-rata basis based on the number of years (or partial years) that you worked during the term of those grants. This includes the outstanding equity-based awards from your 2016 Bonus Swap and any future Bonus Swap elections. For example, if your employment were terminated without Cause at any time between March 2, 2018 and February 28, 2019, three full years from your 2016 Bonus Swap election (awarded March 1, 2016) and two full years from your 2017 Bonus Swap election (assuming you make such an election and it is awarded on March 1, 2017) would be accelerated.
If the Company acquires, disposes of, or merges with a business that involves or impacts the United States business, you and the Company will use reasonable efforts to agree on adjusted targets and thresholds

THE KRAFT HEINZ COMPANY, 200 E. RANDOLPH STREET, CHICAGO, IL 60601                  2

related to the Performance Shares. If you and the Company cannot agree on such targets, you can choose to terminate your relationship with the Company. Such a termination would be treated as a no-Cause termination under this 2016 Offer Letter.
Other Benefits
Your offer includes the Company’s comprehensive benefits package available to full-time similarly situated salaried employees (except that, in light of the benefits provided in this 2016 Offer Letter, you will not be participate in the Company’s severance plans or programs). The benefits provided to you under this 2016 Offer Letter are subject to the specific terms of each plan as set forth in the governing plan documents, as may be amended or terminated from time to time.
Separation from the Company
You will be a U.S. employee of the Company and your employment status will be governed by and shall be construed in accordance with the laws of the United States. As such, your status will be that of an “at will” employee. This means that either you or the Company is free to terminate the employment relationship at any time, for any or no reason, with or without notice, subject to the consequences thereof as provided in this Offer Letter.
You acknowledge and agree that, in consideration of the salary, benefits and incentives offered to you in the July 2015 Offer Letter and this 2016 Offer Letter, you will not be entitled to receive any severance payments or benefits not explicitly provided in this 2016 Offer Letter, including (but not limited to) any and all rights and benefits under Kraft Foods Group Inc.’s Change in Control Plan for Key Executives, as amended effective June 23, 2014, which you agree shall be of no force or effect.
You agree that, unless otherwise agreed to between you and the Company, upon any termination of your employment, you will immediately cease to be a director or officer with the Company or any of the Company’s subsidiaries or affiliates.
Non-Competition and Non-Solicitation Obligations
In consideration for, and as a condition to, the position being offered to you, the salary and benefits you will receive, and the benefits and incentives described in this 2016 Offer Letter, each of which you agree is sufficient consideration for your assent to certain restrictive covenants, you are required to sign a non-competition and non-solicitation agreement, which includes, among other things, restrictions from working for a competitor for 12 months and/or soliciting business or employees away from the Company for 24 months following any termination of employment.
Parachute Payments
You will retain the right to receive a Gross-Up Payment with respect to taxes imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), as set forth in your 2015 Offer Letter, solely with respect to payments, distributions or compensation granted to you before the execution of this 2016 Letter Agreement.
Section 409A of the Code
The intent of the parties is that payments and benefits under this Offer Letter comply with, or be exempt from, Section 409A of the Code and, accordingly, to the maximum extent permitted, this Offer Letter shall be interpreted to be in compliance therewith. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Offer Letter providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “non-qualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within

THE KRAFT HEINZ COMPANY, 200 E. RANDOLPH STREET, CHICAGO, IL 60601                  3

the meaning of Code Section 409A and, for purposes of any such provision of this Offer Letter, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered non-qualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the day after the expiration of the six-month period measured from the date of your “separation from service,” (B) the date of your death, and (C) the earliest date upon which such payment or benefit may otherwise be paid under Section 409A of the Code (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum and any remaining payments and benefits due under this 2016 Offer Letter shall be paid or provided in accordance with the normal payment dates specified for them herein. For purposes of Code Section 409A, your right to receive any installment payments pursuant to this 2016 Offer Letter shall be treated as a right to receive a series of separate and distinct payments. In all cases, any reimbursement paid pursuant to this 2016 Offer Letter will be paid no later than the last day of the calendar year following the calendar year in which such expenses occurred. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.
Withholding
The Company may withhold from any and all amounts payable under this 2016 Offer Letter such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
Definitions
For purposes of this 2016 Offer Letter, “Cause” means:

(i)	Continued failure to substantially perform your job duties (other than resulting from incapacity due to Disability);

(ii)	Gross negligence, dishonesty, or violation of any reasonable rule or regulation of the Company where the violation results in significant damage to the Company; or

(iii)	Engaging in other conduct which adversely reflects on the Company in any material respect.
Before a termination for Cause, the Company must give you written notice describing in reasonable detail the conduct that is alleged to constitute Cause and give you at least fifteen (15) days to cure such “Cause” in all material respects, but only to the extent that such conduct or event is reasonably curable.
For purposes of this 2016 Offer Letter, “Disability” means that you are unable to engage in substantial gainful activity by reason of any medically determinable physical or mental impairment that is expected to last for a continuous period of not less than 12 months.
Notwithstanding the foregoing, the parties acknowledge and agree that you may transition to a part-time or advisory role with the Company, and that such transition shall not be deemed to be a termination without Cause for purposes of this 2016 Offer Letter, but that you shall be remain eligible for the separation benefits in this 2016 Offer Letter upon any subsequent termination of your transitioned role with the Company in the event such termination is under circumstances constituting a termination without Cause or due to death or Disability.
Governing Law

THE KRAFT HEINZ COMPANY, 200 E. RANDOLPH STREET, CHICAGO, IL 60601                  4

The terms of your employment shall be governed by the laws of the State of Illinois, without regard to the principles of conflicts of laws.
Successors; Assigns
This 2016 Offer Letter is binding upon, and shall inure to the benefit of, the parties’ respective successors, assigns, administrators and legal representatives, and your heirs, executors.
[Signature Page to Follow]

THE KRAFT HEINZ COMPANY, 200 E. RANDOLPH STREET, CHICAGO, IL 60601                  5

These are the terms of your employment with the Company subject to our receipt of (i) your signed acceptance of this 2016 Offer Letter and (ii) your signed acceptance of a Noncompetition and Nonsolicitation Agreement.

Sincerely,

/s/ Bernardo Hees
Bernardo Hees
Chief Executive Officer

I accept the offer as expressed above.

/s/ George Zoghbi
George Zoghbi

January 2017
Date

THE KRAFT HEINZ COMPANY, 200 E. RANDOLPH STREET, CHICAGO, IL 60601                  6